Exhibit 99.1

FOR IMMEDIATE RELEASE

Media

Contact: Dan Greenfield

EarthLink

404-748-6889

jean-louisro@corp.earthlink.net

Contact: Sal Cinquegrani

New Edge Networks

360-906-9723

847-420-1750 (mobile)

scinquegrani@newedgenetworks.com

Investors

Contact: Michael Gallentine

EarthLink

404-748-7153

404-395-5155 (mobile)

gallentineml@corp.earthlink.net

EARTHLINK COMPLETES NEW EDGE NETWORKS ACQUISITION

ATLANTA and VANCOUVER, Wash., - (April 13, 2006) -- EarthLink, Inc. (NASDAQ: ELNK), the nation's next generation Internet service provider (ISP), today announced it has completed its acquisition of New Edge Networks, a privately-owned national provider of private Virtual Private Networks (VPNs) and secure multi-site managed data networks and dedicated Internet access for businesses and communications carriers.

Under the terms of the merger agreement, EarthLink has acquired 100 percent of New Edge Networks for 2.6 million shares of EarthLink common stock and $114.3 million in cash, including cash to be used to satisfy certain liabilities.

"This acquisition forms the nucleus for EarthLink's continued expansion into the fast growing business network market," said Bill Heys, president of EarthLink's value and small to medium enterprises business unit. "We believe that New Edge Networks' national coverage called 'BigFoot,' proprietary systems, and practical know-how are strong competitive advantages."

"New Edge Networks expects to expand its service offerings, step up its marketing and sales campaigns, expand its network, and enhance back-office systems," said Dan Moffat, president of New Edge Networks. "We are excited about the growth prospects this merger represents."

Pursuant to the merger agreement, EarthLink was required to grant options to purchase up to 657,000 shares of its common stock to New Edge Networks employees. These options are "inducement grants" to new employees in connection with EarthLink's acquisition of New Edge Networks that qualify under the "inducement grant exception" to the shareholder approval requirement of NASD Marketplace Rule 4350(i)(1)(A). In connection with the closing, the Compensation Committee of the EarthLink Board of Directors approved the EarthLink, Inc. Stock Option Plan for Inducement Awards Relating to the Acquisition of New Edge Holding Company. The Compensation Committee then granted options to purchase 657,000 shares of EarthLink common stock to these New Edge Networks employees in accordance with this Plan. The options have an exercise price equal to the last reported price of EarthLink common stock on the closing date and vest 25 percent after 12 months and then 6.25 percent each quarter thereafter. The options have a term of ten years. Approximately 250 New Edge Networks employees are receiving EarthLink options under this Plan. Pursuant to the merger agreement, EarthLink also granted New Edge Networks employees restricted stock units for 295,000 shares of EarthLink common stock under the EarthLink Stock Incentive Plan.

About New Edge Networks
New Edge Networks builds and manages broadband networks for businesses and communications carriers. Through its nationwide network of more than 850 switches and Internet routers, New Edge Networks uses various broadband access technologies for building business networks. These include all types of DSL, Frame Relay, ATM, cable modems, and Satellite. Its network coverage reaches 100 percent of U. S. business addresses. New Edge Networks' product suite of managed WAN and VPN services received Frost & Sullivan's Telecommunications Services 2005 Product of the Year Award. New Edge Networks is on the 2005 list of the 500 fastest growing companies compiled by Deloitte & Touche and Inc. magazine. The company's Web site is
www.newedgenetworks.com. Telephone: 1-360-693-9009.

About EarthLink

"EarthLink. We revolve around you™." As the nation's next generation Internet service provider, Atlanta-based EarthLink has earned an award-winning reputation for outstanding customer service and its suite of online products and services. Serving over five million subscribers, EarthLink offers what every user should expect from their Internet experience: high-quality connectivity, minimal online intrusions and customizable features. Whether it's dial-up, high-speed, voice, web hosting, wireless or "EarthLink Extras" like home networking or security, EarthLink connects people to the power and possibilities of the Internet. Learn more about EarthLink by calling (800) EARTHLINK or visiting EarthLink's Web site at www.EarthLink.net.

Safe Harbor Statement

This press release includes "forward-looking" statements that are subject to risks and uncertainties that could cause actual results to differ materially from those described. EarthLink's actual results could be materially different from and worse than expectations. Information about potential factors that could affect EarthLink's business and financial results is included in EarthLink's Annual Report on Form 10-K for the year ended December 31, 2005 and EarthLink's other filings with the Securities and Exchange Commission, which are available online at www.sec.gov.

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